Exhibit 99.2

FOR IMMEDIATE RELEASE

March 4, 2025

Genesis Energy, L.P. Announces Senior Notes Redemption

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that it will redeem the entire outstanding principal amount of its 8.0% senior notes due 2027 (the “Notes”) that were co-issued with its subsidiary, Genesis Energy Finance Corporation. As of March 3, 2025, $406,245,000 in aggregate principal amount of the Notes were outstanding.

The redemption date for the Notes is April 3, 2025 (the “Redemption Date”). The Notes will be redeemed on the Redemption Date at a redemption price equal to 102% of the aggregate principal amount being redeemed, plus accrued and unpaid interest on such Notes to the Redemption Date, in accordance with the terms of the Notes and the applicable indenture governing such Notes. On and after the Redemption Date, interest will cease to accrue on the Notes, and the Notes will cease to be outstanding.

A notice of redemption is being sent by the trustee for the Notes to all currently registered holders of such Notes. This press release does not constitute a notice of redemption under the indenture governing the Notes.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation, sulfur services and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States and the Gulf of America.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding the terms and timing of the redemption of the Notes. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q, filed with the Securities Exchange Commission. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536